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Exhibit 10.23

LOCK-UP AGREEMENT

        THIS LOCK-UP AGREEMENT (this "Lock-Up Agreement"), dated as of                         , 2009, by and among Prospect Acquisition Corp., a Delaware corporation (the "Company") and                                      (the "Stockholder").

        WHEREAS, the Company was organized to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more operating business in the financial services industry ("Business Combination");

        WHEREAS, the Company consummated an initial public offering in November 2007 ("IPO") in connection with which it raised net proceeds of approximately $247.0 million which were placed in a trust account pending the consummation of a Business Combination, or the dissolution and liquidation of the Company, in the event it is unable to consummate a Business Combination by November 14, 2009;

        WHEREAS, the Company expects to consummate a Business Combination with Kennedy-Wilson, Inc. (the "Acquisition") pursuant to certain agreements.

        WHEREAS, the Stockholder owns                      shares of the Company's common stock, of which the Company desires that                      shares(1) (the "Three Month Shares") be locked up for three months and that                      shares(2) (the "One-Year Shares") be locked up for one year, and which the Stockholder has agreed that it will lock-up for such periods of time.

        (1)   10% of shares received as merger consideration.

        (2)   90% of shares received as merger consideration and 100% of Management Incentive Shares.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that, subject to consummation of the Business Combination:

        Section 1.    (a)    The Stockholder may not offer, sell, contract to sell, pledge or grant any option to purchase or otherwise dispose of or offer to dispose of (collectively, a "Disposition") any of the Three-Month Shares for a period commencing on the date hereof and ending on                         , 2010, inclusive, or any of the One-Year Shares for a period commencing on the date hereof and ending on                         , 2010, inclusive, without the prior written consent of the Company; provided, however, that the Stockholder may transfer any Shares: (1) to any partner, shareholder or member of the Stockholder if, prior to such transfer, such partner, shareholder or member agrees in writing to be bound by the restrictions set forth herein; (2) to any controlled affiliate of the Stockholder if, prior to such transfer, such affiliate agrees in writing to be bound by the restrictions set forth herein, or (3) for estate planning purposes if, prior to such transfer, the person receiving such Shares agrees in writing to be bound by the restrictions set forth herein.

        (b)   For the purpose of effectuating this Lock-Up Agreement, the Stockholder hereby consents to the Company issuing a stop transfer instruction to the transfer agent in accordance with the terms of this Lock-Up Agreement. Any sale of Shares in violation of this Lock-Up Agreement by the Stockholder without the consent of the Company shall constitute a material breach of this Lock-Up Agreement.

        (c)   The Stockholder acknowledges that its breach or impending violation of any of the provisions of this Lock-Up Agreement may cause irreparable damage to the Company for which remedies at law would be inadequate. The Stockholder further acknowledges and agrees that the provisions set forth herein are essential terms and conditions of the Lock-Up Agreement that the Company may seek to enforce in addition to any of its rights or remedies provided under any other agreement decree or order by any court of competent jurisdiction enjoining such impending or actual violation of any of such provisions. Such decree or order, to the extent appropriate, shall specifically enforce the full performance of any such provision by the Stockholders. This remedy shall be in addition to all other remedies available to the Company at law or equity.

        Section 2.    This Lock-Up Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, and upon the Stockholder and his or her heirs, executors, administrators, legatees and legal representatives.

        Section 3.    Should any part of this Lock-Up Agreement, for any reason whatsoever, be declared invalid, illegal, or incapable of being enforced in whole or in part, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Lock-Up Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Lock-Up Agreement without including therein any portion which may for any reason be declared invalid.

        Section 4.    This Lock-Up Agreement shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed in such State without application of the principles of conflicts of laws of such State.

        Section 5.    This Lock-Up Agreement and all rights hereunder are personal to the parties and shall not be assignable, and any purported assignment in violation thereof shall be null and void.

        Section 6.    (a) All notices, requests, demands and other communications to any party hereunder shall be in writing and shall be given to such party at its address or telecopier number set forth on the signature page hereto, or such other address or telecopier number as such party may hereinafter specify by notice to each other party hereto.

        (b)   Each notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified herein and a confirmation of the telecopy being sent is received or, (ii) if given by certified mail, 72 hours after such communication is deposited in the mails with first class and certified postage prepaid, properly addressed or, (iii) if given by any other means, when delivered at the address specified on the signature page hereto.

        Section 7.    The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Lock-Up Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or any condition of this Lock-Up Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

        IN WITNESS WHEREOF, the parties hereto have executed this Lock-Up Agreement as of the day and year first written above.

PROSPECT ACQUISITION CORP.
By:	Name: Title:
Address:
Telecopy Number:
[Stockholder]
By:	Name: Title:
Address:
Telecopy Number:

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  Exhibit 10.23